                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration Nos. 333-66558,
                                              333-66558-01, 333-66558-02,
                                              333-66558-03, 333-66558-04 and
                                              333-66558-05

                        SUPPLEMENT DATED OCTOBER 4, 2001
                      TO PROSPECTUS DATED AUGUST 29, 2001

                          EXTENSION OF EXCHANGE OFFERS
                            ------------------------

     Fresenius Medical Care Capital Trust IV and Fresenius Medical Care Capital Trust V have extended the Expiration Dates of their respective Exchange Offers made by the Prospectus dated August 29, 2001, as supplemented hereby. The USD Exchange Offer will now expire at 5:00 p.m., New York City time, on October 19, 2001. The Euro Exchange Offer will now expire at 5:00 p.m., London time, on October 19, 2001. The USD Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on October 4, 2001; the Euro Exchange Offer at 5:00 p.m. London time, on October 4, 2001.

     As of 5:00 p.m. New York City time on October 4, 2001, approximately $223,260,000 aggregate Liquidation Amount of Old USD Trust Preferred Securities has been received by the Exchange Agent for the USD Exchange Offer and notices of deposits of approximately E291,489,000 aggregate Liquidation Amount of Old Euro Trust Preferred Securities have been received by the Exchange Agent for the Euro Exchange Offer.